UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2007

Euronet Worldwide, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31648 (Commission File Number)	74-2806888 (I.R.S. Employer Identification No.)

4601 College Boulevard, Suite 300

Leawood, Kansas 66211

(Address of principal executive office)(Zip Code)

(913) 327-4200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)          In connection with the appointment of Kevin J. Caponecchi as President of Euronet Worldwide, Inc. (“Euronet”), Michael J. Brown relinquished the title of President of Euronet on June 19, 2007. Mr. Brown continues to hold the offices of Chairman and Chief Executive Officer of Euronet.

(c)          On June 19, 2007, the Board of Directors of Euronet appointed Kevin J. Caponecchi as President of Euronet.

Prior to joining Euronet, Mr. Caponecchi, age 40, served in various capacities with subsidiaries of General Electric Company for 17 years. From 2003 until June 2007, Mr. Caponecchi served as President of GE Global Signaling, a provider of products and services to freight, passenger and mass transit systems, which had annual sales of nearly $600 million and employed approximately 1,500 people in over 10 countries. From 1998 through 2002, Mr. Caponecchi served as General Manager – Technology, Appliances for GE Consumer & Industrial, a provider of consumer appliances, lighting products and electrical products, and in that position he supervised product development for dishwashers, ranges and new product innovations.

Other than his employment arrangement with Euronet, there is no arrangement or understanding between Mr. Caponecchi and any other person pursuant to which Mr. Caponecchi was appointed as an officer of Euronet. Mr. Caponecchi does not have a family relationship with any other executive officer or any director of Euronet. Other than his employment arrangement, Euronet is not aware of any transactions since January 1, 2006 or any proposed transactions in which Euronet or any of its subsidiaries was or is to be a participant, in which the amount involved exceeds $120,000 and in which Mr. Caponecchi or any member of his immediate family had, or will have, a direct or indirect material interest.

On June 19, 2007, Euronet and Mr. Caponecchi entered into an Employment Agreement governing Euronet’s employment of Mr. Caponecchi. A copy of the Employment Agreement is attached hereto as Exhibit 10.1 and the following summary of the terms of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement. The Employment Agreement provides for, among other things:

o	The term of employment of Mr. Caponecchi is five years, and the term of employment may thereafter continue under the same terms and conditions for successive periods of twelve months.
o

Mr. Caponecchi’s initial annual base salary will be $340,000 per year, and will increase to $357,500 effective January 1, 2008 provided that Mr. Caponecchi has maintained satisfactory performance, and thereafter may be increased by the board of directors of Euronet as it deems appropriate.

o

Mr. Caponecchi will be eligible to receive bonuses under Euronet’s executive bonus plan commencing for fiscal year 2008, subject to meeting performance or other targets established by the Euronet board, with target levels being set at 30%, 60% and 120% of Mr. Caponecchi’s base salary.

o

Mr. Caponecchi is entitled to medical, dental and life insurance and other benefits and perquisites provided generally to other executive level employees of Euronet, and is also entitled to subscribe for up to $750,000 of additional life insurance coverage, with Euronet paying the annual premium cost up to a maximum of $3,500 per year.

o	Mr. Caponecchi has received an initial grant of 18,264 restricted stock units (RSUs) under Euronet’s 2006 equity incentive plan relating to Euronet common stock, which vest in certain increments between January 1, 2008 and January 1, 2009, provided that Mr. Caponecchi has continued to be employed on the respective vesting dates.

o

In addition, Mr. Caponecchi will receive a stock option award with a value (determined using the Black-Scholes or similar formula) equal to $600,000 and an RSU award relating to Euronet common stock valued at $400,000. The RSU vests in equal annual installments over approximately a five-year period, subject to satisfaction of performance-based vesting criteria to be determined by the Compensation Committee of the Euronet Board and the Chief Executive Officer of Euronet on or prior to July 19, 2007, and the stock option vests in equal annual installments over approximately a five-year period. Mr. Caponecchi will receive RSU and stock option grants in the same amounts and having the same terms in 2008, 2009, 2010 and 2011 provided Mr. Caponecchi is continuously employed through the respective grant date.

o

If before a change of control, Mr. Caponecchi’s employment is terminated by Euronet without “cause” or if Mr. Caponecchi resigns for “good reason”, Mr. Caponecchi is entitled to receive severance benefits that include (i) 24 months continued base salary (plus if Mr. Caponecchi’s employment is terminated before his first anniversary of employment, an additional amount equal to the additional base salary he would have received if he had worked until the first anniversary of his employment), (ii) continued vesting of equity awards for the full 24 month severance period, (iii) continued ability to exercise stock options for the full 24 months, and (iv) payment of any COBRA premiums for medical benefits for a period of six months following termination of the 24-month severance period.

o

If Mr. Caponecchi’s employment is terminated due to death or disability, Mr. Caponecchi is entitled to receive 24 months continued base salary (plus if Mr. Caponecchi’s employment is terminated due to death or disability before his first anniversary of employment, an additional amount equal to the additional base salary he would have received if he had worked until the first anniversary of his employment).

o

In addition, if Mr. Caponecchi dies, becomes disabled, or if Euronet terminates Mr. Caponecchi’s employment without “cause” or Mr. Caponecchi resigns for “good reason” prior to a change of control, in each case during the first three years of his employment, the promised 2007, 2008 and 2009 RSU and stock option grants, to the extent not already granted or vested, will be granted and fully vested.

o	If Mr. Caponecchi’s employment is terminated by Euronet without “cause” or by Mr. Caponecchi for “good reason” during the three-year period following a change of control of Euronet, he is entitled to:
o

a special lump-sum severance payment equal to the remaining base salary he would receive if he remained an employee until the later of the end of the third anniversary of the change of control or the second anniversary of his termination date;

o	to the extent not already granted, each of the 2007, 2008 and 2009 awards of RSUs and stock options;
o

a payment amount, based upon the fair market value of Euronet common stock on the date of termination of employment, in settlement of all unvested and unexercised outstanding equity awards that would have vested prior to the end of the later of the end of the third anniversary of the change of control or the second anniversary of his termination date; and

o	tax gross-up payments for any excise taxes that may be payable by him under Section 4999 of the Internal Revenue Code.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description
10.1	Employment Agreement dated June 19, 2007 between Euronet Worldwide, Inc. and Kevin J. Caponecchi

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

EURONET WORLDWIDE, INC.

By:	/s/ Jeffrey B. Newman
Jeffrey B. Newman Executive Vice President - General Counsel

Date: June 25, 2007

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement dated June 19, 2007 between Euronet Worldwide, Inc. and Kevin J. Caponecchi